                                                                      Exhibit 11
                                                                      ----------


                     Computer Network Technology Corporation

   Statement Re: Computation of Net Income (Loss) Per Basic and Diluted Share
                      (in thousands, except per share data)
                                   (Unaudited)

                                             Net Income   Weighted Average   Per Share
                                               (Loss)    Shares Outstanding    Amount
                                              --------   ------------------   -------
THREE MONTHS ENDED SEPTEMBER 30,

1998:
   Basic                                      $  1,799          22,110        $  0.08
   Dilutive effect of employee stock
   purchase awards and options(1)                 --               444

                                              --------        --------        -------
   Diluted                                    $  1,799          22,554        $  0.08
                                              ========        ========        =======

1997:
   Basic                                      $    373          22,674        $  0.02
   Dilutive  effect of  employee  stock
   purchase awards and options(1)                 --               138

                                              --------        --------        -------
   Diluted                                    $    373          22,812        $  0.02
                                              ========        ========        =======


NINE MONTHS ENDED SEPTEMBER 30,

1998:
   Basic                                      $  3,038          22,090        $  0.14
   Dilutive  effect of  employee  stock
   purchase awards and options(1)                 --               231

                                              --------        --------        -------
   Diluted                                    $  3,038          22,321        $  0.14
                                              ========        ========        =======

1997:
   Basic                                      $   (108)         22,920        $ (0.00)
   Dilutive  effect of  employee  stock
   purchase awards and options(1)                 --              --

                                              --------        --------        -------
   Diluted                                    $   (108)         22,920        $ (0.00)
                                              ========        ========        =======

(1) For the third quarter of 1998 and 1997, and the nine months ended September 30, 1998, potential dilutive securities primarily consisting of outstanding stock options and shares issuable under the employee stock purchase plan are included in the computation of diluted net income per share using the treasury stock method. For the nine months ended September 30, 1997, employee stock options and shares issuable under the employee stock purchase plan are not included in the computation of diluted net loss per share due to their anti-dilutive effects.